SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported): 11/15/00

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

    Delaware                        333-29015                 59-2346270
 (State or other                    (Commission             (I.R.S. Employer
   jurisdiction                     File Number)            Identification No.)
 of incorporation)

                              100 NORTHFIELD STREET
                          GREENWICH, CONNECTICUT 06830
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (203) 618-0065


                      INFORMATION TO BE INCLUDED IN REPORT

Item 1.    Changes in Control of Registrant

                     Not Applicable.

Item 2.    Acquisition or Disposition of Assets

                     Not Applicable.

Item 3.    Bankruptcy or Receivership

                     Not Applicable.


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Item 4.    Changes in Registrant's Certifying Accountant

                     Not Applicable.

Item 5.    Other Events

           Press Release

                           EQUIVEST FINANCE ANNOUNCES
                         RECORD THIRD QUARTER REVENUES;
                              NET INCOME RISES 21%;
                       EARNINGS OF $0.12 PER DILUTED SHARE


           Greenwich, Connecticut (Business Wire) - November 15, 2000 - Equivest Finance, Inc. (NASDAQSC:EQUI) an integrated developer and operator of vacation ownership resort properties, reported record revenue of $48.4 million for its third quarter ended September 30, 2000, up 89% from $25.7 million in the comparable period last year. Net income for the quarter was $3.5 million, up 21% from $2.9 million in the comparable period of 1999. The Company had net income of $0.12 per diluted share for the third quarter of 2000, compared with $0.11 in the comparable quarter in 1999.

           Revenues for the first nine months of 2000 rose 106% to $127.0 million, compared with $61.6 million in the comparable 1999 period. For the nine-month period, net income was $8.7 million, or $0.29 per share diluted, up 19% from $7.3 million, and $0.26 per share, in 1999.

           Total assets as of September 30, 2000 were $436.6 million, an increase of 53% compared with $285.8 million at September 30, 1999. Total capital at September 30, 2000 was $84.0 million, an increase of 34% from $62.7 million at September 30, 1999.

           During the third quarter of 2000, sales of vacation ownership intervals ("VOIs") increased 166% to $31.6 million, from $11.9 million for the same period in 1999. Sales of VOIs at resorts that were owned by the Company during the third quarter of 1999 were up 23% in the third quarter of 2000. During the third quarter of 2000, the Company sold 1,427 fixed-week VOIs and 1,298 points packages, at a combined average price of approximately $11,600. As of September 30, 2000, the company held approximately 27,610 unsold VOIs in inventory, representing more than $320 million in potential gross sales proceeds at the current sale price as of September 30, 2000.

           During the third quarter of 2000, sales and marketing costs rose to 47.2% of VOI sales, compared with 43.8% for the prior year period. The increase in the Company's sales and marketing expense levels reflects higher costs and lower efficiencies at its Peppertree


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division.  For example, sales and marketing expense for the non-Peppertree sales centers was 39.2% in the third quarter, while Peppertree's sales and marketing expense during the same period was 56.1% of VOI revenues. The Company is continuing the restructuring of the former Peppertree operations to reduce costs. To date the Company has closed five smaller Peppertree sales centers and one of its two telemarketing centers. Total employment at Peppertree has been reduced by more than 20% since it was acquired by the Company in November 1999. The Company believes that Peppertree's cost levels will continue to be reduced as a result of cost-cutting measures, but it cannot predict when or if levels similar to the historic costs at its other sales centers will be achieved.

           Net interest income for the third quarter of 2000 was $3.5 million, an increase of 14% compared to $3.0 million for the third quarter of 1999. Interest expense as a percent of interest income increased to 65.3% in the third quarter of 2000 from 52.9% in the comparable period in 1999, reflecting greater levels of outstanding indebtedness and higher average interest rates payable. This in large part reflects the assumption of outstanding Peppertree debt carrying much higher average interest rates than Equivest's own obligations. To date during 2000 the Company has repaid more than $23 million in high-cost Peppertree debt, refinancing these liabilities at a significant cost reduction. The Company anticipates that it will seek to refinance Peppertree's outstanding liabilities wherever it has the right to do so under the terms of such indebtedness.

           Resort management operations generated $6.7 million in revenue during the third quarter of 2000, unchanged from the same period in 1999. Pretax profit from resort operations, exclusive of general corporate overhead, rose approximately 181% to $1.6 million in the third quarter of 2000 from $0.6 million in the third quarter of 1999. This growth in pretax profit reflected much improved margins. Resort operations expense as a percent of resort management revenues fell to 75.7% in the quarter ended September 30, 2000 from 91.4% in the third quarter of 1999. Third quarter 2000 general and administrative expense was 8.6% of total revenues, up from 7.4% in the third quarter 1999, reflecting the addition of Peppertree's overhead expenses.

           For the nine months ended September 30, 2000, timeshare sales revenue was $77.8 million, up 175% from $28.2 million for the comparable nine months of 1999. During the nine months of 2000, net interest income was $9.9 million, up 8% from $9.2 million in 1999. Pretax resort operations income for the nine months in 2000, exclusive of general corporate overhead, was $5.3 million on revenue of $19.3 million, or 27.5% of resort operations revenue. Pretax resort operations income in the comparable nine months in 1999, exclusive of general corporate overhead, was $1.9 million on revenue of $14.0 million, or 13.7% of resort operations revenue.


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           During the third quarter of 2000,  the Company  increased its rate of provisioning for doubtful receivables to 8.0% of sales of "VOIs", compared with 4.6% in the prior year. This increase reflects what the Company's "Target Reserve Methodology," or "TRM," suggests is a more appropriate long-term rate of provisioning for doubtful receivables. Under the Company's TRM system, the Company assigns reserve targets of 5%, 10%, 50% and 95% to consumer receivables relating to purchasers in its own resorts that are current, 30, 60 or over 90 days past due, respectively. In this manner the level of provisioning for doubtful receivables required to maintain adequate coverage of the actual volume of consumer notes in different aging categories are monitored on a monthly basis, with adjustment where necessary to maintain adequate reserve coverage ratios, or "RCRs". For the fourth quarter of 2000, the Company intends to
increase   provisioning  to  10%  of  VOI  sales,   reflecting  an  increase  in
delinquencies and a potential softening of the overall economy.

           The company's loan receivable portfolio grew 49% to $278.0 million as of September 30, 2000, compared to $186.4 million as of September 30, 1999. Of this amount $146.8 million represented receivables relating to VOI purchases in the Company's own resorts, $108.3 million represented receivables relating to consumer loans at third party developer resorts, and the balance represented acquisition and development and other loans. At September 30, 2000, the Company maintained total portfolio reserves and over collateralization of $33.7 million, or 12.1% of total loans. The allowance for doubtful accounts included in total reserves was $10.2 million at September 30, 2000, up 49% compared with $6.8 million at September 30, 1999.

           Richard C. Breeden, Chairman, President and Chief Executive Officer of Equivest commented: "Our net income rose approximately 43% compared with the second quarter of this year, and more than 30% compared with the year earlier period excluding certain one-time gains in 1999. Sales were strong during the quarter, and the Company made progress increasing average prices and overall sales efficiency at most of our locations. During the third quarter Equivest continued working to reduce expenses in the former Peppertree operations."

           The Company is also working to integrate the Company's operations and products. Mr. Breeden also noted that: "We expect to put several of our existing resorts into the Equivest Vacation and Travel Club for the first time during the fourth quarter. We will also begin expanding the number of sales centers selling points rather than traditional fixed week intervals. Our first conversion to the points program is currently underway, and we expect to continue the transition to sales of points at all our locations over the next few quarters."

           Equivest provides high quality vacation ownership opportunities to more than 90,000 owners at 30 resort locations on the eastern and Gulf coasts of the United States, and in St. Thomas, USVI. Equivest also provides financing for independent developers of vacation ownership resorts and their customers.


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           Certain statements in this press release are  forward-looking.  These may be  identified  by the  use of  forward-looking  words  or  phrases  such as
"believe,"  "expect,"   "anticipate,"   "should,"  "planned,"  "estimated,"  and
"potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The
risks  and   uncertainties   that  may  affect  the   operations,   performance,
development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets  or losses  if  defaulted  loans  prove to have  insufficient  collateral
backing,   fluctuations   in  interest   rates,   prepayments  by  consumers  of
indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

Contact:  Gerald L. Klaben, Jr., Chief Financial Officer (203) 618-0065


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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                               EQUIVEST FINANCE, INC.



Date: November 15, 2000                        By:  /s/ Gerald L. Klaben, Jr.
                                                    ----------------------------
                                               Name:  Gerald L. Klaben, Jr.
                                               Title: Senior Vice President
                                                      & Chief Financial Officer



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